UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 26, 2017

MABVAX THERAPEUTICS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, in connection with its public offering of common stock and Series G Convertible Preferred Stock that closed on May 19, 2017 (the “May 2017 Public Offering”), MabVax Therapeutics Holdings, Inc. (the "Company") agreed to issue an aggregate of 2,900,000 shares of common stock (the “Inducement Shares”) to existing investors who made a minimum required investment in the May 2017 Public Offering and who held certain securities previously issued to them and to effectuate the cancellation of certain outstanding warrants and the amendment of certain outstanding warrants held by these investors. In connection with the foregoing, and as previously disclosed, certain of these investors have the right to receive their Inducement Shares in the form of newly authorized Series I Convertible Preferred Stock with a par value and stated value of $0.01 per share (the “Series I Preferred Stock”).

To receive the Inducement Shares, the investors must agree, by entering into a letter agreement in the form that was attached as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q that was filed with the SEC on May 21, 2017 (the “Letter Agreement”) to cancel the warrants issued to them in the August 2016 Public Offering. Based on participation by existing investors, we estimate that at least 1.5 million of the total of 1.9 million warrants to purchase common stock at an exercise price of $5.55 per share and at least 1.5 million of the total of 1.9 million warrants to purchase common stock at an exercise price of $6.29 per share will be cancelled.

The investors who participated in the offering and who also hold warrants to purchase shares of common stock at the exercise price of $11.10 per share must also agree by way of the Letter Agreement to amend such warrants to lower the exercise price to $2.00 per share and remove the cashless exercise provision. We estimate that less than 40,000 of the aggregate of the 805,361 warrants currently outstanding at a price per share of $11.10 would be repriced to $2.00 per share.

On May 26, 2017, Company issued, or reserved for issuance at the Company’s transfer agent pending receipt of the Letter Agreements signed by the investors, Inducement Shares consisting of 931,336 shares of common stock and 1,968,664 shares of Series I Preferred Stock. The Company is in the process of cancelling warrants to purchase approximately 3.1 million shares of common stock, and expects amendments of warrants at $11.10 per share to be less than 40,000, pending verifications of ownership completed to date.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosures in Item 1.01 of this Current Report are incorporated herein by reference. The Inducement Shares were issued solely to “accredited investors” in reliance on the exemption from registration afforded by Rule 506 of Regulation D and Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosures in Item 1.01 of this Current Report are incorporated herein by reference. As approved by the Company’s Board of Directors, the Company filed with the Secretary of State of the State of Delaware a Certificate of Designation of Preferences, Rights and Limitations of Series I Preferred Stock (the “Series I Certificate of Designations”), on May 26, 2017. Pursuant to the Series I Certificate of Designations, the Company designated 1,968,664 shares of its blank check preferred stock as Series I Preferred Stock. Each share of Series I Preferred Stock has a stated value of $0.01 per share. In the event of a liquidation, dissolution or winding up of the Company, each share of Series I Preferred Stock will be entitled to a per share preferential payment equal to the stated value. Each share of Series I Preferred Stock is convertible into one share of common stock. The conversion ratio is subject to adjustment in the event of stock splits, stock dividends, combination of shares and similar recapitalization transactions. The Company is prohibited from effecting the conversion of the Series I Preferred Stock to the extent that, as a result of such conversion, the holder beneficially owns more than 4.99%, in the aggregate, of the issued and outstanding shares of the Company’s Common Stock calculated immediately after giving effect to the issuance of shares of Common Stock upon the conversion of the Series I Preferred Stock (the “Beneficial Ownership Limitation”). Each share of Series I Preferred Stock entitles the holder to vote on all matters voted on by holders of Common Stock. With respect to any such vote, each share of Series I Preferred Stock entitles the holder to cast such number of votes equal to the number of shares of Common Stock such shares of Series I Preferred Stock are convertible into at such time, but not in excess of the Beneficial Ownership Limitation. The foregoing description of the Series I Certificate of Designations is not complete and is subject to, and qualified in its entirety by, the full text of Series I Certificate of Designations, included as Exhibit 3.1 of this Current Report which is incorporated herein by reference.

The stated value of the Series I Preferred Stock was incorrectly stated as $1.75 in the Subsequent Events portion and Item 5 of the Company’s Quarterly Report on Form 10-Q filed on May 22, 2017.  The correction in stated value has no impact on the financial statements as of the period ended March 31, 2017.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1	Form of Certificate of Designations, Preferences and Rights of the 0% Series I Convertible Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: May 26, 2017	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer